As filed with the Securities and Exchange Commission on June 21, 2002
                                                  Registration No.  333-85904
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------


                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------


                             3D SYSTEMS CORPORATION
                 (Name of Small Business Issuer in its Charter)

             DELAWARE                                    95-4431352
    (State or Other Jurisdiction                      (I.R.S. Employer
    of Incorporation or Organization)                 Identification No.)

                                26081 AVENUE HALL
                           VALENCIA, CALIFORNIA 91355
                                 (661) 295-5600
    (Address of Principal Place of Business and Principal Executive Offices)
                                   -----------
             BRIAN K. SERVICE, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             3D SYSTEMS CORPORATION
                                26081 AVENUE HALL
                           VALENCIA, CALIFORNIA 91355
                                 (661) 295-5600
            (Name, Address and Telephone number of Agent for Service)
                                 ---------------
                        Copies of all communications to:
                              JULIE M. KAUFER, ESQ.
                               AFSHIN HAKIM, ESQ.
                     AKIN, GUMP, STRAUSS, HAUER & FELD, LLP
                       2029 CENTURY PARK EAST, 24TH FLOOR
                          LOS ANGELES, CALIFORNIA 90067
                            TELEPHONE: (310) 728-3313
                            FACSIMILE: (310) 728-2313
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
         From time to time after the effective date of this registration statement.
                                 ---------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest investment plans, please check the following box. [ ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------
                         CALCULATION OF REGISTRATION FEE

                                                  Proposed Maximum    Proposed Maximum     Amount of
Title of Each Class of          Amount to be      Offering Price      Aggregate Offering   Registration
Securities to be Registered     Registered (1)    Per Security (2)    Price (2)            Fee
----------------------------    --------------    ----------------    ------------------   ------------
Common Stock, $0.001 par
value per share.............    1,450,333 (3)     $14.16              $20,536,715          $1,889.00

     (1) In the event of a stock split, stock dividend, or similar transaction involving the registrant's common stock, in order to prevent dilution, the number of shares of common stock registered shall automatically increase to cover the additional shares in accordance with Rule 416 under the Securities Act.
     (2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and the low sale prices of registrant's common stock reported on the Nasdaq National Market on April 9, 2002.
     (3) The number of shares of common stock registered hereunder includes 617,000 shares currently outstanding and 833,333 shares issuable upon conversion of currently outstanding $10.0 million principal amount 7% convertible subordinated debentures.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary............................................................2

The Company...................................................................2

Risk Factors..................................................................3

Use of Proceeds...............................................................9

Selling Security Holders......................................................9

Plan of Distribution.........................................................11

Disclosure of Commission Position on Indemnification
for Securities Act Liabilities...............................................12

Where You Can Find More Information..........................................12

Incorporation of Certain Documents By Reference..............................13

Legal Matters................................................................14

Experts......................................................................14

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                             3D SYSTEMS CORPORATION

                        1,450,333 SHARES OF COMMON STOCK


     We issued 617,000 shares of our common stock in a private placement in August 2001 and $10.0 million aggregate principal amount of 7% convertible subordinated debentures, which we refer to in this prospectus as the Debentures, in a private placement in December 2001. The parties listed in this prospectus under the caption "Selling Security Holders" may from time to time offer and sell up to 1,450,333 shares of our common stock, which includes up to 833,333 shares of common stock issuable upon conversion of the Debentures. The Selling Security Holders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is quoted on the Nasdaq National Market under the symbol "TDSC." On June 7, 2002, the closing sale price of a share of our common stock, as reported on the Nasdaq National Market, was $11.82.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" COMMENCING ON PAGE 3.

THE SECURITIES OFFERED OR SOLD UNDER THIS PROSPECTUS HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is ______________, 2002

                               PROSPECTUS SUMMARY

       THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION.

                                   THE COMPANY

       We develop and manufacture solid imaging systems that we market to a worldwide customer base. Solid imaging systems are designed to rapidly produce three-dimensional physical objects from digital data using computer aided design and manufacturing software utilities and related computer applications. Our hardware products include SLA(R) industrial systems, ThermoJet(R) solid object printers, and SLS(R) systems. We market and distribute consumable materials used in these systems, and, in the case of the ThermoJet printers, we also produce the materials. Since 1990, we have jointly developed resins for our SLA systems with Vantico International, S.A., which we refer to in this prospectus as Vantico, and we have served as the exclusive worldwide distributor (except for Japan) of all of Vantico's stereolithography photopolymer liquid resins. Our joint development and distribution arrangements with Vantico terminate on April 22, 2002. On September 20, 2001, we completed our acquisition of RPC, Ltd., which we refer to in this prospectus as RPC, a developer and manufacturer of materials for stereolithography equipment. RPC has developed 16 stereolithography materials for SLA systems to date. RPC's materials are fully compatible with our product line and provide a variety of properties, including durability, heat resistance and detailed surface finish.

       SLA systems use our proprietary stereolithography technology, a solid imaging process that uses a laser beam to expose and solidify successive layers of a photosensitive liquid until the desired object is formed to precise specifications in epoxy or acrylic resin. SLS systems use computer-generated, three-dimensional drawings to rapidly produce parts by fusing powdered materials into solid objects with a laser. ThermoJet solid object printers, which are about the size of office copiers and are designed for operation in engineering and design office environments, employ hot-melt ink jet technology to build three-dimensional models in successive layers using our proprietary thermoplastic material.

       Parts produced by our systems can be used for concept models, engineering prototypes, patterns and masters for molds, consumable tooling or short-run manufacturing of final product, among other applications. Our technologies can provide users with significant product development time-savings, cost reductions and improved quality compared to traditional modeling, tooling and pattern-making techniques. Designers, engineers, and other users of CAD/CAM utilities can incorporate our printers into office networks as a shared resource, to rapidly produce models of products under development for design concept communication and validation. In addition, objects produced by our ThermoJet printers can be used as patterns and molds and, when combined with other secondary processes, such as investment casting, can produce parts with representative end-use properties.

       We market directly and through secondary distribution channels to customers in the United States, Europe and Asia, and through distributors and sales agents in other countries. Our customers include major corporations throughout the world in a broad range of industries including manufacturers of automotive, aerospace, computer, electronic, consumer and medical products. We also sell SLA and SLS systems and ThermoJet printers to government agencies, universities and to independent service bureaus that, for a fee, provide stereolithography, laser sintering and three-dimensional printing services to their customers. We provide, either directly or through our network of authorized distributors, a variety of processing materials and on-site maintenance services for SLA and SLS systems and ThermoJet printers.

       Our principal executive offices are located at 26081 Avenue Hall, Valencia, California 91355. Our telephone number is (661) 295-5600.

                                  RISK FACTORS

       The securities offered by this prospectus are highly speculative and involve a high degree of risk. You should not purchase these securities unless you can afford a loss of your entire investment. In addition to the other information provided in this prospectus, you should carefully consider the following risk factors before purchasing any shares of our common stock.

TERRORISM AND THE UNCERTAINTY OF WAR MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS.

       The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially harm our business and revenues. The disruption of our business as a result of these terrorist attacks, including disruptions and deferrals of customer purchasing decisions, had an immediate adverse impact on our business. The long-term effects of the September 11, 2001 attacks on our customers, the market for our common stock, the markets for our services and the U.S. economy are uncertain. The consequences of any terrorist attacks, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our markets, or our business.

OUR RESEARCH AND DISTRIBUTION AGREEMENTS WITH VANTICO TERMINATED ON APRIL 22, 2002. IF WE ARE UNABLE TO TIMELY AND COST EFFECTIVELY DEVELOP RESINS ADEQUATE FOR USE WITH OUR PRODUCTS, WE MAY LOSE CUSTOMERS AND MARKET SHARE AND OUR REVENUES AND PROFITABILITY MAY DECLINE.

       If we cannot develop sufficient quantities of resins for use in stereolithography which are commercially accepted, we may lose customers, our revenues may decline and our results of operations may be adversely affected. Our research and distribution agreements with Vantico terminated on April 22, 2002.

       Under these agreements, we had jointly developed liquid photopolymers with Vantico and served as the exclusive worldwide distributor (except in Japan) of these materials, manufactured by Vantico for use in stereolithography. Sales of these materials accounted for 15.5% and 16.7% of our total revenues for the three months ended March 29, 2002 and the year ended December 31, 2001. On September 20, 2001, we acquired RPC, an independent supplier of stereolithography resins. We may not be able to timely and cost-effectively develop adequate enhancements to the existing RPC product line, or if developed, produce sufficient quantities of RPC resins and other materials that meet the needs of our customers or otherwise develop or obtain materials adequate for use with our products that are commercially accepted. If we are able to develop or otherwise obtain commercially accepted materials, we will face significant competition for materials sales from various suppliers, including Vantico. A substantial majority of our current SLA system customer base uses Vantico resins. As a result, we may lose customers and market share, our revenues may decline and our results of operations may be materially and adversely affected.

WE DO NOT HAVE SUBSTANTIAL EXPERIENCE OPERATING A MATERIALS MANUFACTURING BUSINESS. IF WE CANNOT COST-EFFECTIVELY MANAGE THE MATERIALS BUSINESS AND THE ASSOCIATED RISKS, OUR REVENUE, MARKET SHARE AND PROFITABILITY WILL DECLINE.

       Our business strategy includes the operation and substantial expansion of the RPC materials business. If we cannot operate the RPC business effectively, or complete the expansion timely and cost-effectively, our revenue and profitability will decline and we may lose customers and market share. Our management team does not have substantial experience in the materials manufacturing business and may not be able timely to identify or anticipate all of the material risks associated with operating that business. In addition, the materials business increases some of the existing risks we face, which we explain in our discussion in this prospectus of other risks facing our business, and poses new risks to our company. For example, we must comply with all applicable environmental laws, rules and regulations associated with large scale manufacturing of resins in Switzerland. Our compliance with these laws may increase our cost of production and reduce our margins and any failure to comply with these laws may result in legal or regulatory action instituted against us, substantial monetary fines or other damages. Also, we intend to substantially increase production of the RPC product line which will require the retention and training of qualified employees and the timely implementation of a large scale manufacturing system capable of large volume resin production. We may not be able to retain a sufficient number of additional qualified employees on a timely basis, or at all. If we cannot timely and cost-effectively expand and manage the RPC business, we will lose revenue, customers and market share, and our results of operations will be materially adversely affected.

OUR DIVESTITURE OF ASSETS UNDER THE CONSENT DECREE ISSUED BY THE U.S. DEPARTMENT OF JUSTICE MAY NOT BE ON TERMS ADVANTAGEOUS TO US AND MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.


       Under a settlement agreement with the Department of Justice relating to our merger with DTM, we must license certain of our patents for use in the manufacture and sale of either stereolithography or laser sintering products, but not both, in North America. We refer to this settlement agreement as the Final Judgment. The Final Judgment requires that, by five days after we receive notice that the court has entered the Final Judgment, we must have completed the license to a company that currently manufactures either stereolithography or laser sintering machines. On February 15, 2002, we executed a license agreement and submitted it to the Department of Justice. On May 2, 2002, we received notice the court entered the Final Judgment on April 17, 2002. Under the terms of the Final Judgment, we cannot complete this license until it is approved.
On May 31, 2002, we received written notice from the Department of Justice disapproving the February 15 license agreement and licensee. In June 2002, we entered into a second technology license agreement, pursuant to which the licensee would receive a license to certain of our patents and software copyrights for use solely in the field of stereolithography in North America, together with a list of our North American stereolithography customers. This second agreement is contingent on approval by the Department of Justice.


       If we cannot complete the license within the time period provided under the Final Judgment, the Department of Justice may ask the court to appoint a trustee, who will be empowered to complete the license to a purchaser acceptable to the Department of Justice, on terms then obtainable by the trustee using its reasonable efforts. Any proposed license agreement is subject to Department of Justice consent. Thus, the Department of Justice may reject the licensee or seek amendment to the terms of the proposed license agreement. Consequently, we may have to license these patents on terms we do not believe are advantageous to us, and on terms that we believe may materially and adversely affect our results of operations.

OUR SUBSTANTIAL DEBT COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND AFFECT OUR ABILITY TO RUN OUR BUSINESS.

       We have a significant amount of debt outstanding. As of March 29, 2002, our debt was $33.6 million. You should be aware that this level of debt could have important consequences to you as a holder of shares. Below we have identified for you some of the material potential consequences resulting from this significant amount of debt.

       o We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

       o A significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, thereby reducing the amount of cash we have available for other purposes.

       o Our ability to adapt to changing market conditions may be hampered. We may be more vulnerable in a volatile market and at a competitive disadvantage to our competitors that have less debt.

       o Our operating flexibility is more limited due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions and paying dividends.

       o We will be subject to the risks that interest rates and our interest expense will increase.

       o Our ability to plan for, or react to, changes in our business is more limited.

       Under certain circumstances, we may be able to incur additional indebtedness in the future. If we add new debt, the related risks that we now face could intensify.

WE REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR DEBT.

       Our substantial amount of debt requires us to dedicate a significant portion of our cash flow from operations to pay down our indebtedness, thereby reducing the funds available to us for working capital, capital expenditures and general corporate purposes. Our ability to make payments on our debt will depend on our ability to generate cash in the future. Insufficient cash flow could place us at risk of default under our debt agreements or could prevent us from expanding our business as planned. Our ability to generate cash is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. Our business may not generate sufficient cash flow from operations, our strategy to increase operating efficiencies may not be realized and future borrowings may not be available to use under our credit facility in an amount sufficient to enable us to fund our liquidity needs.

OUR FAILURE TO SATISFY COVENANTS IN OUR DEBT INSTRUMENTS WILL CAUSE A DEFAULT UNDER THOSE INSTRUMENTS.

       In addition to imposing restrictions on our business and operations, our debt instruments include a number of covenants relating to financial ratios and tests. The covenants include requirements that we meet certain earning levels relative to our debt. For the year ended December 31, 2001 and the quarter ended March 29, 2002, we experienced a net loss. If we continue to have losses and we achieve no further reductions in our debt level, it will have a negative impact on our ability to comply with this requirement. In addition, our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any of these covenants would result in a default under these instruments. An event of default would permit our lenders to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest. Moreover, these lenders would have the option to terminate any obligation to make further extensions of credit under these instruments. If we are unable to repay debt to our senior lenders, these lenders could proceed against our assets.

THE SIGNIFICANT COMPETITION WE FACE COULD CAUSE US TO LOSE MARKET SHARE OR REDUCE PRICES.

       To compete effectively, in this dynamic and changing business area, we may be required to reduce prices for our products, increase our operating costs, or take other measures that could adversely impact our business. We compete for customers with a wide variety of producers of models, prototypes and other 3-dimensional objects, ranging from traditional model makers and subtractive-type producers, such as CNC machine makers, to a wide variety of additive solid imaging system manufacturers as well as service bureaus that provide any or all of these types of technology. Consequently, we are subject to the effects of technological change, innovation, and new product introductions. Some of our existing and potential competitors are researching, designing, developing and marketing other types of equipment, materials and services. In addition, we face substantial competition for stereolithography materials as a result of the termination of our distribution agreement with Vantico on April 22, 2002. Many of these competitors have financial, marketing, manufacturing, distribution and other resources substantially greater than ours. In many cases, the existence of these competitors extends the purchase decision time as customers investigate the alternative products and solutions. Also, these competitors have marketed these products successfully to our existing and potential customers.

       We expect further competition will arise from the technology license agreement to be entered into pursuant to the Final Judgment issued by the U.S. Department of Justice. Under the terms of the Final Judgment, we are required to license our existing patents with respect to either our stereolithography or laser sintering technology to a viable and ongoing commercial enterprise capable of competing effectively in the applicable market. The licensee may introduce its existing product line into the United States, and may enhance this product line or develop new products, in either case, under the license of our existing patents. As a consequence of our license of these patents, we may lose market share and/or be required to reduce prices or take other measures that could adversely affect our results of operations in an effort to remain competitive.

       We also expect future competition may arise from the termination of our distribution agreement with Vantico, the development of allied or related techniques, both additive and subtractive, that are not encompassed by our patents, the issuance of patents to other companies that inhibit our ability to develop certain products, and the improvement to existing technologies. We have determined to follow a strategy of continuing product development and aggressive patent prosecution to protect our position to the extent practicable. We cannot assure you that we will be able to maintain our current position in the field or continue to compete successfully against current and future sources of competition.

WE, AS SUCCESSOR TO DTM, CURRENTLY ARE INVOLVED IN INTELLECTUAL PROPERTY LITIGATION, THE OUTCOME OF WHICH COULD MATERIALLY AND ADVERSELY AFFECT US.

       On August 24, 2001, we completed our acquisition of DTM. As the successor to DTM, we face direct competition for selective laser sintering equipment and materials outside the United States from EOS GmbH of

Planegg, Germany, which we refer to as EOS. Prior to our acquisition, DTM had been involved in significant litigation with EOS in France, Germany, Italy, Japan and the United States with regard to its proprietary rights to selective laser sintering technology. EOS also has challenged the validity of patents related to laser sintering in the European Patent Office and the Japanese Patent Office. In addition, EOS filed a patent infringement suit against DTM in federal court in California alleging that DTM infringed certain U.S. patents that we license to EOS.

       We cannot assure you that we will successfully defend against the claims of invalidity and infringement. Our inability to resolve the claims or to prevail in any related litigation could result in a finding of infringement of our licensed patents. Additionally, one EOS patent is asserted which, if found valid and infringed, could preclude the continued development and sale of certain of our laser sintering products that incorporate the intellectual property that is the subject of the patent. In addition, we may become obligated to pay substantial monetary damages for past infringement. Regardless of the outcome of these actions we will continue to incur significant related expenses and costs that could have a material adverse effect on our business and operations. Furthermore, these actions could involve a substantial diversion of the time of some members of management. The failure to preserve our laser sintering intellectual property rights and the costs associated with these actions could have a material adverse effect on our results of operations, liquidity and financial condition and could cause significant fluctuations in operating results from quarter to quarter.

THE MIX OF PRODUCTS WE SELL AFFECTS OUR OVERALL PROFIT MARGINS.

       We continuously expand our product offerings, including our materials, and work to increase the number of geographic markets in which we operate and the distribution channels we use in order to reach our various target markets and customers. This variety of products, markets and channels results in a range of gross margins and operating income which can cause substantial quarterly fluctuations depending on the mix of product shipments from quarter to quarter. We may experience significant quarterly fluctuations in gross margins or net income due to the impact of the mix of products, channels, or geographic markets utilized from period to period. More recently, our mix of products sold has reflected increased sales of our lower end systems which have reduced gross margins as compared to the high end SLA systems. If this trend continues over time, we may experience lower average gross margins and returns.

OUR OPERATING RESULTS VARY FROM QUARTER TO QUARTER, WHICH COULD IMPACT OUR STOCK PRICE.

       Our operating results fluctuate from quarter to quarter and may continue to fluctuate in the future. In some quarters it is possible that results could be below expectations of analysts and investors. If so, the price of our common stock may decline.

     Many factors, some of which are beyond our control, may cause these fluctuations in operating results. These factors include:

       o      Acceptance and reliability of new products in the market,

       o      Size and timing of product shipments,

       o Currency and economic fluctuations in foreign markets and other factors affecting international sales,

       o      Price competition,

       o      Delays in the introduction of new products,

       o      General worldwide economic conditions,

       o      Changes in the mix of products and services sold,

       o      Impact of ongoing litigation, and

       o      Impact of changing technologies.

       In addition, certain of our components require an order lead time of three months or longer. Other components that currently are readily available may become more difficult to obtain in the future. We may experience delays in the receipt of some key components. To meet forecasted production levels, we may be required to commit to long lead time items prior to receiving orders for our products. If our forecasts exceed actual orders, we may hold large inventories of slow moving or unusable parts, which could have an adverse effect on our cash flows, profitability and results of operations.

WE DEPEND ON A SINGLE OR LIMITED NUMBER OF SUPPLIERS FOR SPECIFIED COMPONENTS. IF THESE RELATIONSHIPS TERMINATE, OUR BUSINESS MAY BE DISRUPTED WHILE WE LOCATE AN ALTERNATIVE SUPPLIER.

       We subcontract for manufacture of material laser sintering components, powdered sintering materials and accessories from a single-source third-party supplier. There are several potential suppliers of the material components, parts and subassemblies for our stereolithography products. However, we currently use only one or a limited number of suppliers for several of the critical components, parts and subassemblies, including our lasers, materials and certain ink jet components. Our reliance on a single or limited number of vendors involves many risks including:

       o      Shortages of some key components,

       o      Product performance shortfalls, and

       o Reduced control over delivery schedules, manufacturing capabilities, quality and costs.

       If any of our suppliers suffers business disruptions, financial difficulties, or if there is any significant change in the condition of our relationship with the supplier, our costs of goods sold may increase or we may be unable to obtain these key components for our products. In either event, our revenues, results of operations, liquidity and financial condition would be adversely affected. While we believe we can obtain most of the components necessary for our products from other manufacturers, any unanticipated change in the source of our supplies, or unanticipated supply limitations, could adversely affect our ability to meet our product orders.

IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE AND INTRODUCE NEW PRODUCTS, WE MAY LOSE REVENUE AND MARKET SHARE.

       To remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. We are affected by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new standards and practices. These developments could render our existing products and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to:

       o      Obtain leading technologies useful in our business,

       o      Enhance our existing products,

       o Develop new products and technology that address the increasingly sophisticated and varied needs of prospective customers, particularly in the area of material functionality,

       o Respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, and

       o      Retain key technology employees.

       Also, new technologies or materials that render our existing products and services obsolete may be developed. We believe that our future success will depend on our ability to deliver products that meet changing technology and customer needs. We expect that our merger with DTM and our acquisitions of RPC and OptoForm SARL will allow us to expand our product offerings and increase capabilities to expand into advanced digital manufacturing and rapid tooling. We cannot assure you, however, that we will develop the OptoForm technology on a cost-effective basis or at all, or if developed, that it will lead to commercially viable products. In addition, we cannot assure you that the acquisition of DTM or RPC will enable us to further expand into advanced digital manufacturing and rapid tooling.

OUR NEW PRODUCTS MAY REQUIRE REFINEMENT FOLLOWING INTRODUCTION AND MAY NOT BE COMMERCIALLY ACCEPTED.

       In July 2001 our newest SLA and SLS systems were introduced. Although these products undergo thorough quality assurance testing, we have encountered problems in connection with prior new product introductions, and we cannot assure you that we will be able to fix any new problems that arise in a timely manner, or at all. Also, we cannot assure you that any new products we develop will be commercially accepted. If there are material problems with our new products, or if the marketplace does not accept these products, our revenues and profitability may decline and we may lose market share.

WE FACE RISKS ASSOCIATED WITH CONDUCTING BUSINESS INTERNATIONALLY AND IF WE DO NOT MANAGE THESE RISKS, OUR RESULTS OF OPERATIONS MAY SUFFER.

       A material portion of our sales is to customers in foreign countries. There are many risks inherent in our international business activities that, unless managed properly, may adversely affect our profitability. Our foreign operations could be adversely affected by:

       o      Unexpected changes in regulatory requirements,

       o      Export controls, tariffs and other barriers,

       o      Social and political risks,

       o      Fluctuations in currency exchange rates,

       o Seasonal reductions in business activity in certain parts of the world, particularly during the summer months in Europe,

       o Reduced protection for intellectual property rights in some countries,

       o      Difficulties in staffing and managing foreign operations,

       o      Taxation, and

       o Other factors, depending on the country in which an opportunity arises.

       In order to manage our exposure to risks associated with fluctuations in foreign currency exchange rates, we have entered into hedging transactions. These hedging transactions include purchases of options or forward contracts to minimize the risk associated with cash payments from foreign subsidiaries to 3D Systems, Inc. However, we cannot assure you that our hedging transactions will provide us adequate protection in our foreign operations, and consequently our overall revenues and results of operations may be adversely affected.

WE HAVE INCURRED AND MAY CONTINUE TO INCUR SUBSTANTIAL EXPENSE PROTECTING OUR PATENTS AND PROPRIETARY RIGHTS, WHICH WE BELIEVE ARE CRITICAL TO OUR BUSINESS.

       We regard our copyrights, service marks, trademarks, trade secrets, patents and similar intellectual property as critical to our business. Third parties may infringe or misappropriate our proprietary rights, and we intend to pursue enforcement and defense of our patents and other proprietary rights. We have incurred, and may continue to incur, significant expenses in preserving our proprietary rights, and these costs could have a material adverse effect on our results of operations, liquidity and financial condition and could cause significant fluctuations in our operating results from quarter to quarter.

       As of December 31, 2001, we held 301 patents, which include 143 in the United States, 101 in Europe, 13 in Japan, and 44 in other foreign jurisdictions. At that date, we had 33 pending patent applications with the United States, 75 in the Pacific Rim, 43 in Europe, 7 in Canada and 1 in Latin America. As we discover new developments and components to our technology, we intend to apply for additional patents. Effective trademark, service mark, copyright, patent and trade secret protection may not be available in every country in which our products and services are made available. We cannot assure you that the pending patent applications will be granted or that we have taken adequate steps to protect our proprietary rights, especially in countries where the laws may not protect our rights as fully as in the United States. We currently are involved in several patent infringement actions. In addition, our competitors may independently develop or initiate technologies that are substantially similar or superior to ours. We cannot be certain that we will be able to maintain a meaningful technological advantage over our competitors.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

       Products as complex as those we offer may contain undetected defects or errors when first introduced or as enhancements are released that, despite our testing, are not discovered until after the product has been installed and used by customers, which could result in delayed market acceptance of the product or damage to our reputation and business. We attempt to include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, the nature and extent of these limitations vary from customer to customer, and it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future. The sale and support of our products entails the risk of product liability claims. Any product liability claim brought against us, regardless of its merit, could result in material expense to us, diversion of management time and attention, and damage to our business reputation and ability to retain existing customers or attract new customers.

OUR STOCK PRICE IS VOLATILE.

       Our future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Shortfalls in our revenues or earnings in any given period relative to the levels expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock.

       Historically, our stock price has been volatile. The prices of the common stock have ranged from $9.16 to $17.19 during the 52-week period ended June 7, 2002.

       Factors that may have a significant impact on the market price of our common stock include:

       o Future announcements concerning our developments or those of our competitors, including the receipt of substantial orders for products,

       o      Quality deficiencies in services or products,

       o      Results of technological innovations,

       o      New commercial products,

       o      Changes in recommendations of securities analysts,

       o      Proprietary rights or product, patent or other litigation, and

       o      Sales or purchases of substantial blocks of stock.

THE LOSS OF MEMBERS OF THE MANAGEMENT TEAM PROVIDED BY REGENT PACIFIC MANAGEMENT CORPORATION FOR OUR EXECUTIVE MANAGEMENT MAY DISRUPT OUR BUSINESS.

       We depend on the management and leadership of a team provided to us by Regent Pacific Management Corporation. The loss of any member of this team could materially adversely affect our business. The management services provided under our agreement with Regent Pacific include the services of Brian K. Service as President and Chief Executive Officer and other executives. Our agreement with Regent Pacific expires on September 9, 2002. If the agreement with Regent Pacific were canceled, the loss of the Regent Pacific personnel could have a material adverse effect on our operations, especially during any transition phase to new management. Similarly, if any adverse change in our relationship with Regent Pacific occurs, it could hinder management's ability to direct our business and materially and adversely affect our results of operations and financial condition.

TAKEOVER AND DEFENSE PROVISIONS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

       Various provisions of our corporate governance documents and of Delaware law, together with our shareholders rights plan, may inhibit changes in control not approved by our Board of Directors and may have the effect of depriving you of an opportunity to receive a premium over the prevailing market price of our common stock in the event of an attempted hostile takeover.

       The Board is authorized to issue up to five million shares of preferred stock. The Board also is authorized to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of any preferred stock may adversely affect the rights of holders of common stock. Our ability to issue preferred stock gives us flexibility concerning possible acquisitions and financing, but it could make it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, any preferred stock to be issued may have other rights, including economic rights, senior to the common stock, which could have a material adverse effect on the market value of the common stock. In addition, provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

       We are subject to Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date that the person became an interested stockholder, unless certain conditions are met.

       In addition, we have adopted a Shareholders Rights Plan. Under the Shareholders Rights Plan, we distributed a dividend of one right for each outstanding share of our common stock. These rights will cause substantial dilution to the ownership of a person or group that attempts to acquire us on terms not approved by our Board of Directors and may have the effect of deterring hostile takeover attempts.

THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUR CONVERTIBLE DEBENTURES COULD DILUTE YOUR OWNERSHIP AND NEGATIVELY IMPACT THE MARKET PRICE FOR OUR COMMON STOCK.

       In December 2001, we issued $10 million aggregate principal amount of 7% convertible subordinated debentures. These debentures are convertible into common stock at the holders' option at a conversion price of $12.00 per share. If the holders elect to convert all $10 million principal amount of these debentures, we would be obligated to issue 833,333 shares of our common stock. To the extent that all of the debentures are converted, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing stockholders may be diluted. Moreover, future sales of substantial amounts of our stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock.

                                 USE OF PROCEEDS

       We will not receive any proceeds from the sale of the Selling Security Holders' shares in this offering. All proceeds from the sale of these shares will be for the accounts of the Selling Security Holders described below.

                            SELLING SECURITY HOLDERS

        The following table sets forth the names of the Selling Security Holders and the maximum number of shares of our common stock that may be offered for the accounts of the Selling Security Holders under this prospectus. The information in this table assumes the conversion of the Debentures into shares of our common stock.

                                        Number of                 Number of      Percentage of
                                        Shares of      Common     Shares of      Outstanding
                                       Common Stock    Stock      Common Stock   Common Stock
                                       Owned Prior     Offered    Owned After    Owned After
Name of Selling Security Holders       to Offering     Hereby     Offering (1)     Offering
------------------------------------   ------------    --------   -------------  --------------
Leila Williams Garden City Royal
Trust                                     250,000       250,000         0             *
The Zemurray Foundation                   220,700       190,000      30,700           *
The Toler Foundation                       17,000        17,000         0             *
William Goldring                           93,900        80,000      13,900           *
Ian Arnof                                  80,000        80,000         0             *
Chitimacha Tribe                            2,500         2,500         0             *
Frierson Joint                             12,500        12,500         0             *
Marika Geohagam                             2,083         2,083         0             *
Louise Glickman                             4,167         4,167         0             *
John Godfrey                               12,500        12,500         0             *
Holly Greenlee Revocable Trust              4,167         4,167         0             *
Dolly Johnsen                               2,083         2,083         0             *
Meg Knee                                    6,250         6,250         0             *
LeBlanc Joint                               6,250         6,250         0             *
James Leonard Jt.                          12,500        12,500         0             *
Martha Mackie                               2,083         2,083         0             *
Martha Mackie Usuf QTIP                     6,250         6,250         0             *
McCloskey TIC                              12,500        12,500         0             *
Peggy Kaufmann                              2,083         2,083         0             *
Catherine Moscoso                           4,167         4,167         0             *
Villere/Parkside #2                         8,333         8,333         0             *
Susan Peters                                8,333         8,333         0             *
Ann Preaus Sep Property                     3,333         3,333         0             *
John Quinn                                  5,333         3,333       2,000           *
Robert & Margaret Reily                    12,500        12,500         0             *
William Rudolf                              2,083         2,083         0             *


                                    Page 11


Leona Stich Usuf                            8,333         8,333         0             *
Linda Monroe                                2,083         2,083         0             *
Elizabeth Taylor                            4,167         4,167         0             *
St. Denis J. Villere, Personal             12,500        12,500         0             *
Claude Williams                             6,250         6,250         0             *
Louise S. McGehee School                   12,500        12,500         0             *
Institute of Mental Hygiene                12,500        12,500         0             *
Charles Henderson                          83,333        83,333         0             *
Goldring Fdn. #2                           41,667        41,667         0             *
Woldenberg Inter-Vivos Trust               25,000        25,000         0             *
Thomas Kendall Winingder on behalf
of Dorothy Kendall Winingder                1,667         1,667         0             *
Thomas Kendall Winingder on behalf
of Diana Dee Winingder                      1,667         1,667         0             *
T&T Partnership (Tom
Winingder-Partner)                          4,167         4,167         0             *
G. Walter Loewenbaum IRA (2) (4)           25,000        25,000         0             *
Christopher W. Cresci, ind.                 4,167         4,167         0             *
Elizabeth M. Cresci                         4,167         4,167         0             *
Kyle A. Cresci                              4,167        4, 167         0             *
Elizabeth Scott Loewenbaum 1993
Trust (2) (4)                              22,917        22,917         0             *
Anna Willis Loewenbaum 1993 Trust
(2) (4)                                    22,917        22,917         0             *
The Loewenbaum 1992 Trust (2) (4)          61,998         7,500      54,498           *
Lillian Shaw Loewenbaum Trust (2)(4)       50,000         5,000      45,000           *
Harlan Seymour                              8,333         8,333         0             *
Stephen Kleeman                            20,833        20,833         0             *
Kevin McNamara                              8,333         8,333         0             *
Bob Miller                                 41,667        41,667         0             *
Bob Mimeles                                83,333        83,333         0             *
Michael A. Nicolais                        16,667        16,667         0             *
Esmond Phelps                               8,333         8,333         0             *
George Bernard Hamilton Trust               8,333         8,333         0             *
Fred Goad                                  41,667        41,667         0             *
Frances Good Johnson                       20,833        20,833         0             *
Jimmy D. Kever Trust (3) (4)                9,333         8,333       1,000           *


                                    Page 12


Jim Kever (3) (4)                          32,333        11,500         0             *
Cardiology Consultants (Ben Jacobs)        41,667        41,667         0             *
Huger Intervivos Trust I                    4,167         4,167         0             *
James M. Huger                              4,167         4,167         0             *
Laurance Hirsch                            36,667        36,667         0             *
Scott Weber Luba Webber JTTN a Trust        8,333         8,333         0             *
David W. Quinn                              8,333         8,333         0             *
Thomas Kendall Winingder, ind.                833           833         0             *

TOTAL                                   1,597,931     1,450,333      147,598        1.1%

     (1) Assumes the sale of all shares of the Selling Security Holder being offered. Because the Selling Security Holders may offer all, some, or none of their respective shares of common stock, no definitive estimate as to the number of shares thereof that will be held by the Selling Security Holders after such offering can be provided.

     (2) G. Walter Loewenbaum is the chairman of our board of directors. He serves as co-trustee of the Elizabeth Scott Loewenbaum 1993 Trust, the Anna Willis Loewenbaum 1993 Trust and The Loewenbaum 1992 Trust. Mr. Loewenbaum's wife is the trustee of the Lillian Shaw Loewenbaum Trust. Mr. Loewenaum is the beneficiary of the G. Walter Loewenbaum IRA.

     (3) Jim Kever is a member of our board of directors. The Jimmy D. Kever Trust is a trust for the benefit of Mr. Kever's children, with respect to which Mr. Kever disclaims beneficial ownership.

     (4) The issuance and sale of the 7% convertible subordinated debentures was unanimously approved by our board of directors, with Mr. Loewenbaum and Mr. Kever abstaining, and determined to be on terms at least as favorable to the company as could then have been obtained from unrelated parties.

*   less than 1%

       The term "Selling Security Holders" includes the holders listed in any supplement to this prospectus and any beneficial owners of the common stock and their transferees, pledgees, donees, or other successors. Any supplement will contain information about the Selling Security Holders and the number of shares of common stock beneficially owned by the Selling Security Holders that may be offered pursuant to this prospectus. That information will be obtained from the Selling Security Holders.

       Under the Securities Exchange Act of 1934, which we will refer to in this prospectus as the Exchange Act, and its rules and regulations, any person distributing the common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to beginning the distribution. In addition, the Selling Security Holders will need to comply with applicable provisions of the Exchange Act and its rules and regulations including, without limitation, Regulation M, which may limit the timing of purchases and sales of shares of common stock by the Selling Security Holders. Regulation M contains limitations and prohibitions intended to prevent issuers, selling security holders, and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.

       We will bear all costs, expenses, and fees in connection with the registration of the Selling Security Holders' shares. All brokerage commissions, if any, attributable to the sale of the Selling Security Holders' shares will be borne by them.

                              PLAN OF DISTRIBUTION

       We are registering 1,450,333 shares of our common stock on behalf of the Selling Security Holders.

       The Selling Security Holders have advised us that the sale or distribution of the common stock may be effected directly to purchasers or through one or more underwriters, brokers, dealers or agents from time to time in one or more types of transactions (which may involve crosses or block transactions). The Selling Security Holders may sell the securities by one or more of the following methods, without limitation:

     o    on the Nasdaq National Market or on another exchange,

     o    in negotiated transactions,

     o    through put or call options transactions relating to the shares,

     o an exchange distribution in accordance with the rules of the applicable exchange,

     o a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices, or

     o    any other method permitted pursuant to applicable law.

       These transactions may or may not involve brokers or dealers. The Selling Security Holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the Selling Security Holders.

       The Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with Selling Security Holders. The Selling Security Holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to those broker-dealers or other financial institutions of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

       The Selling Security Holders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. The broker-dealers may receive compensation in the form of discounts, concessions or commissions from Selling Security Holders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

       From time to time, one or more of the Selling Security Holders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or person to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Security Holders. The number of a Selling Security Holder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that Selling Security Holder will otherwise remain unchanged.

       The Selling Security Holders and any broker-dealers that act in connection with the sale of shares are "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by those broker-dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against specified liabilities, including liabilities arising under the Securities Act.

       Because Selling Security Holders are "underwriters" within the meaning of
Section 2(11) of the Securities Act, the Selling Security Holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Security Holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

       Selling Security Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

       Upon notification to us by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o the name of each such Selling Security Holder and of the participating broker-dealer(s),

     o    the number of shares involved,

     o    the initial price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o    other facts material to the transactions.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

       Our bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our bylaws also empower us to enter into indemnification agreements with any of these persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

       Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933, which we refer to in this prospectus as the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, which we refer to in this prospectus as the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

       We have filed with the SEC a Registration Statement on Form S-3 with respect to this offering of our common stock. This prospectus only constitutes part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, its exhibits, and its schedules.

       We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms. Our common stock is listed for quotation on The Nasdaq National Market. Our periodic reports, proxy statements and other information can be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, NW, Washington, DC, 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The SEC allows us to "incorporate by reference" the information we file with them. This prospectus incorporates important business and financial information about us, which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

       We incorporate by reference:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;


     (2)  Our Quarterly Report on Form 10-Q for the quarter ended March 29,
          2002;

     (3)  Our Current Reports on Form 8-K filed on March 21 and April 2, 2002;

     (4)  Our Definitive Proxy Statement filed on March 28, 2002;

     (5) The description of our common stock contained in our Registration Statement on Form 8-B filed on August 16, 1993; and

     (6) Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until all of the shares offered by the Selling Security Holders have been sold.


You may obtain a copy of these filings without charge by writing or calling us at:

        3D Systems Corporation
        26081 Avenue Hall, Valencia, CA 91355
        Attention: General Counsel
        (661) 295-5600

       You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus or the documents we have incorporated by reference is accurate as of any date other than the date on the front of those documents.

                                  LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                     EXPERTS


       The financial statements of 3D Systems Corporation for the year ended December 31, 1999, incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing. The financial statements and financial statement schedule as of December 31, 2001 and 2000, and for the years then ended, incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their reports, and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The financial statements and financial statement schedule of DTM Corporation as of December 31, 2000 and 1999, and for the years ended December 31, 2000, 1999, and 1998 incorporated by reference from our Form 8-K/A filed on November 5, 2001, have been audited by Ernst & Young LLP, independent accountants, as stated in their reports, and have been so incorporated by reference in reliance upon reports such firm given upon their authority as experts in accounting and auditing.

YOU MAY RELY ONLY ON THE INFORMATION CONTAINED
IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE INFORMATION DIFFERENT FROM            1,450,333 SHARES
THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON       3D SYSTEMS CORPORATION
STOCK MEANS THAT INFORMATION CONTAINED IN THIS
PROSPECTUS IS CORRECT AFTER THE DATE OF THIS               COMMON STOCK
PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO
SELL OR SOLICITATION OF AN OFFER TO BUY THESE
SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES
UNDER WHICH THE OFFER OR SOLICITATION IS
UNLAWFUL.

           TABLE OF CONTENTS

                                          PAGE

Prospectus Summary..........................2
The Company.................................2
Risk Factors................................3               PROSPECTUS
Use of Proceeds.............................9
Selling Security Holders....................9
Plan of Distribution.......................11           _________ __, 2002
Disclosure of Commission Position
  On Indemnification ......................12
Where You Can Find Additional Information..12
Incorporation by Reference.................13
Legal Matters..............................14
Experts....................................14

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee:


Registration fee - Securities and Exchange Commission......  $      2,074
Nasdaq National Market listing fee.........................        14,503
Accounting fees and expenses...............................        15,000
Legal fees and expenses ...................................        25,000
Miscellaneous..............................................         2,000
                                                             -------------
        Total..............................................  $     58,577


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise.

       Our bylaws provide that we will indemnify our directors and executive officers and any of our other officers, employees and agents to the fullest extent permitted by Delaware law. Our bylaws also empower us to enter into indemnification agreements with any of these persons and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

       Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the director's fiduciary duty of care to us and to our stockholders. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. Each director continues to be subject to liability for breach of the director's duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws.


ITEM 16.  EXHIBITS.

The Exhibits listed below are filed or incorporated by reference as part of this
Prospectus:

1.1 Arrangement Agreement (and related exhibits) among Registrant, 3-D Canada and Avenue Hall Holding Corporation, dated as of May 19, 1993. Incorporated by reference to Exhibit 1.1 to Form 8-B filed August 16, 1993 and the amendment thereto filed on Form 8-B/A filed on February 4, 1994.

1.2 Exchange Agreement among Registrant, 3-D Canada, Avenue Hall Holding Corporation and Montreal Trust Company of Canada, dated as of May 19, 1993. Incorporated by reference to Exhibit 1.2 to Form 8-B filed August 16, 1993 and the amendment thereto filed on Form 8-B/A filed February 4, 1994.

2.1 Material captioned "United States Domestication of the Company" set forth in the Information Circular (Proxy Statement) dated May 21, 1993, for the Annual Meeting of Shareholders of 3-D Canada, held on June 25, 1993, filed with the Securities and Exchange Commission on May 24, 1993.

2.2 Asset Purchase Agreement entered into as of December 31, 1990 by and between Spectra-Physics GmbH and 3D Systems GmbH. Incorporated by reference to Exhibit 2.1 to 3-D Canada's Current Report on Form 8-K filed January 14, 1991 and the amendments thereto.

2.3 Agreement for transfer of a business entered into as of December 31, 1990 by and between Spectra-Physics (France) and 3D Systems France. Incorporated by reference to Exhibit 2.2 to 3-D Canada's Current Report on Form 8-K filed January 14, 1991 and the amendments thereto.

2.4 Asset Purchase Agreement entered into as of December 31, 1990 by and between Spectra-Physics Limited and 3D Systems, Inc. Limited (England). Incorporated by reference to Exhibit 2.3 to 3-D Canada's Current Report on Form 8-K filed January 14, 1991 and the amendments thereto.

2.5 Amendment dated August 28, 1991 to Asset Purchase Agreement between 3D Systems GmbH and Spectra-Physics GmbH dated December 29, 1990. Incorporated by reference to Exhibit 2.4 to 3-D Canada's Current Report on Form 8-K filed September 11, 1991.

4.1  1989 Employee and Director Incentive Plan. Incorporated by reference to
     Exhibit 4.1 to Form 8-B filed August 16, 1993 and the amendment thereto filed on Form 8-B/A filed on February 4, 1994.

4.2 Form of Director Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.2 to Form 8-B filed August 16, 1993 and the amendment thereto filed on Form 8-B/A filed on February 4, 1994.

4.3 Form of Officer Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.3 to Form 8-B filed August 16, 1993 and the amendment thereto filed on Form 8-B/A filed on February 4, 1994.

4.4 Form of Employee Option Contract pursuant to the 1989 Employee and Director Incentive Plan. Incorporated by reference to Exhibit 4.4 to Form 8-B filed August 16, 1993 and the amendment thereto filed on Form 8-B/A filed on February 4, 1994.

4.5 Form of Director Option Contract pursuant to the 1996 Non-Employee Director Stock Option Plan. Incorporated by reference to Exhibit 4.5 of Registrant's Form 10-K for the year ended December 31, 1999.

4.6 Form of Incentive Stock Option Contract for Executives pursuant to the 1996 Stock Incentive Plan.

4.7 Form of Non-statutory Stock Option Contract for Executives pursuant to the 1996 Stock Incentive Plan.

4.8 Form of Employee Incentive Stock Option Contract pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.8 of Registrant's Form 10-K for the year ended December 31, 1999.

4.9 Form of Employee Non-statutory Stock Option Contract pursuant to the 1996 Stock Incentive Plan. Incorporated by reference to Exhibit 4.9 of Registrant's Form 10-K for the year ended December 31, 1999.


5.1  Opinion of Akin, Gump, Strauss, Hauer & Feld L.L.P.*


23.1 Consent of Independent Auditors- Deloitte & Touche LLP

23.2 Consent of Independent Accountants - PricewaterhouseCoopers LLP

23.3 Consent of Independent Accountants - Ernst & Young LLP


24.1 Power of attorney *

*previously filed.

ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned company hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, offers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valencia, State of California, on June 10, 2002.



                                        3D SYSTEMS CORPORATION


                                        By:  /S/ E. JAMES SELZER
                                           ---------------------------------
                                             E. James Selzer
                                             Sr. Vice President, Global
                                             Finance and Administration, and
                                             Chief Financial Officer


       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



              SIGNATURE                      TITLE                   DATE


                                       President, Chief          June 10, 2002
         *                          Executive Officer, and
   ----------------------------            Director
   Brian K. Service


                                      Sr. Vice President,        June 10, 2002
                                      Global Finance and
    /S/ E. JAMES SELZER               Administration and
   ----------------------------         Chief Financial
   E. James Selzer                         Officer


                                        Executive Vice           June 10, 2002
                                       President, Chief
         *                          Technology Officer and
   ----------------------------            Director
   Charles W. Hull


   ----------------------------      Chairman of the Board
   G. Walter Loewenbaum, II              of Directors


   ----------------------------
   Gary J. Sbona                           Director


         *                                                       June 10, 2002
   ----------------------------
   Miriam V. Gold                          Director


   ----------------------------
   Jim D. Kever                            Director

          *
-------------------------------                                   June 10, 2002
  Kevin S. Moore                           Director


          *
-------------------------------                                   June 10, 2002
 Richard C. Spalding                       Director



 * /S/ E. JAMES SELZER
 --------------------------
 E. James Selzer
 As Attorney in Fact